FOR IMMEDIATE RELEASE
CONTACT:   Walter E. Daller Jr., Chairman, President and CEO
PHONE:     215-256-8851

HARLEYSVILLE NATIONAL CORPORATION ACQUIRES
MILLENNIUM BANK AND CUMBERLAND ADVISORS, INC.

HARLEYSVILLE, PA (May 4, 2004) - Harleysville National Corporation (HNC) (NASDAQ: HNBC) is pleased to announce the completion of the acquisition of Millennium Bank, a $200 million bank, which specializes in commercial lending and client relationship banking, and its wholly-owned subsidiary, Cumberland Advisors, Inc.

    Millennium Bank, headquartered in Malvern, Pennsylvania, has 4 banking offices located in Malvern (2), Blue Bell and Wyomissing, Pennsylvania. Cumberland Advisors, Inc. is a registered investment advisor headquartered in Vineland, New Jersey, that specializes in fixed income money management and has about $700 million under management. The transaction brings HNC’s assets to $2.7 billion and doubles the size of its trust and wealth management group to $1.4 billion in assets. As part of the agreement, Millennium has merged into Harleysville National Bank and Trust Company (HNB), HNC’s subsidiary bank.

    "We are pleased to have Millennium Bank join our banking family and are confident the affiliation will serve consumers and businesses as well,” said Walter E. Daller, Jr., Chairman, President and CEO of HNC. “Millennium, led by its CEO, David Sparks, has been extremely successful in developing a business model and professional staff that will complement HNC’s strategic initiatives,” he said. “Cumberland Advisors, Inc. is also a timely strategic fit for our company, helping us to grow our asset and wealth management division,” he added.

    The company also announced the allocations of cash and HNC stock to be paid to former shareholders of Millennium Bank.  Shareholders who elected to receive cash consideration of $16.00 per share will receive 100% cash for their election. Because the option to receive HNC common stock was oversubscribed,  Millennium shareholders, electing to receive stock, will receive approximately 64.38 % of their consideration in HNC common stock, with the remainder in cash. The transaction, valued at approximately $46 million, is expected to be accretive to HNC’s earnings per share within the first year after consummation.

David E. Sparks, Chairman and CEO of Millennium stated, “Our Board of Directors, shareholders and staff are very excited about the opportunity that this business combination will provide to both us and Harleysville.”  Sparks, past Chairman and CEO of Millennium Bank, joins HNC as Executive Vice
President of the Corporation and President and CEO of the HNB’s wealth management and private banking group, and David R. Kotok continues as Cumberland’s Chairman and Chief Investment Officer.

Harleysville National Corporation, with assets of $2.7 billion, is the holding company for its major subsidiary, Harleysville National Bank and Trust Company (HNB).  Providing Real Life Financial Solutions, HNB operates 45 offices in 10 counties throughout eastern Pennsylvania. Individuals, families and businesses can apply for banking, trust and investment services at any HNB office, by calling 1-888-HNB-2100 or online at www.harleysvillebank.com.  Investment Management and Trust Services are provided through the Millennium Wealth Management and Private Banking Group, a division of HNB, with assets of approximately $1.4 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues.  For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.